PATTILLO, BROWN & HILL, L.L.P.
CERTIFIED PUBLIC ACCOUNTANTS ■ BUSINESS CONSULTANTS

Exhibit 16.1

May 17, 2012

EnXnet, Inc.
Attn: Ryan Corely, President & CEO
11333 E. Pine Street, Suite 75
Tulsa, Oklahoma 74116

Dear Mr. Corley:

Effective May 17, 2012, we will cease our services as your accountants. While we do this reluctantly, SEC independence rules allow engagement and concurring partners to oversee an engagement for no more than five consecutive years, after which they may not serve in either role for five years. Because our audit partners have served as your accountants for the maximum allowable time, we must now resign our services so as to comply with audit regulations.

We wish to remind you that you have unpaid invoices totaling $3,000. If you are not in a position to make immediate payment, please call us so that we may discuss an extended payment arrangement. Once you have made arrangements for the payment of outstanding invoices, we will cooperate with your new accountants. To facilitate that process, please send us a letter authorizing us to make disclosures to your new accountants. Without such a letter, we are ethically prohibited from communicating with others regarding your company's affairs.

We look forward to helping you make a smooth transition with your new accountants.

Very truly yours,

Pattillo, Brown & Hill, L.L.P.

Pattillo, Brown, & Hill, L.L.P.

401 WEST HIGHWAY 6 ■ P. O. BOX 20725 ■ WACO, TX 76702-0725 ■ (254) 772-4901■ FAX: (254) 772-4920 ■ www.pbhcpa.com
AFFILIATE OFFICES: BROWNSVILLE, TX (956) 544-7778 ■ HILLSBORO, TX (254) 582-2583
TEMPLE, TX (254) 791-3460 ■ ALBUQUERQUE, NM (505) 266-5904